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                                                                    EXHIBIT 99.1
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                                                               [LOGO OF WAM!NET]

Media Contact:
Jason Thunstrom
WAM!NET Corporate Communications
(651) 256-5788
jthunstrom@wamnet.com

                                                           FOR IMMEDIATE RELEASE

              WAM!NET SECURES $100 MILLION WORKING CAPITAL FACILITY
 Financing to Fully Fund WAM!NET's Capital Requirements; Drive to Profitability
        Accelerated through Aggressive Cost, Business Management Actions

     EAGAN, Minn. (October 4, 2001) - WAM!NET Inc. (www.wamnet.com), a global provider of content hosting and distribution solutions, today announced that it has closed on a $100 million working capital facility from affiliates of Cerberus Capital Management, L.P., a New York City-based private investment firm.

     Company officials stated that the financing is expected to be the last round of funding required for the company to reach profitability and become operating cash-flow positive in 2002.

     WAM!NET Chairman and Chief Executive Officer, Ed Driscoll, commented on the funding and the progress WAM!NET has made in establishing a foundation for long-term profitable growth. "Cerberus' financing of WAM!NET is indicative of their confidence in not only our business model and proven services portfolio, but also, our excellent market opportunities and solid prospects for driving significant, ongoing revenue growth. At the same time, with the assistance of TenX Capital Partners, we have taken necessary, aggressive actions in the last several months that have allowed us to align our cost structure, sales and marketing efforts, and other operating strategies company wide with WAM!NET's revenue and growth targets. We now have in place the right cost structure, a team of world-class employees, a large, established customer base, and a portfolio of in-demand information technology services."


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WAM!NET SECURES $100 MILLION WORKING CAPITAL FACILITY
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     "WAM!NET has created a significant market position and the technology and personnel to take advantage of that position," said Michael Green, managing partner, TenX Capital Partners (www.tenx.net), an investment, operations management and executive services firm. TenX has supported WAM!NET in the successful accomplishment of its strategy to establish a solid financial base and drive business results.

About WAM!NET, Inc.
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     WAM!NET is a global provider of digital content hosting and distribution solutions. The company's managed network, data storage, application hosting and professional services enable its commercial and government customers to access the combination of IT services they need on an outsourced, subscription basis. In doing so, customers are connected with their partners and clients within WAM!NET's secure, online digital environment, enabling them to share, collaborate, store and manage content. With WAM!NET services, customers gain considerable productivity, time-to-market, and cost-saving benefits, and eliminate time-intensive and costly analog steps in their workflows, as well as the significant capital investments and systems management requirements often associated with proprietary networks or FTP workflows.

     Headquartered in Eagan, Minnesota, WAM!NET commenced operations in 1994. The company has more than 17,000 corporate end users of its e-services worldwide. WAM!NET services are available in North America, Europe, Japan and Australia. For information on the company, call 800-611-9006, or visit WAM!NET's Website at www.wamnet.com.


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WAM!NET is a registered trademark of WAM!NET Inc. All other trademarks herein are the property of their respective owners.